As filed with the Securities and Exchange Commission on June 1, 2011
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIDAS MEDICI GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	37-1532843
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

 445 Park Avenue, 20th Floor,
New York, New York 10022
 (212) 792-0920

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MIDAS MEDICI GROUP HOLDINGS, INC. 2009 INCENTIVE STOCK PLAN

(Full Title of the Plan)

Nana Baffour, CFA
Chief Executive Officer and Co-Executive Chairman
Midas Medici Group Holdings, Inc.
445 Park Avenue, 20th Floor
New York, NY 10022
 (212) 792-0920

 (Name, address including zip code, and telephone number, including area code, of agent for service)

With copies to:
Thomas A. Rose, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700
Facsimile: (212) 930-9725

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

☐ Large accelerated filer	☐ Non-accelerated filer (Do not check if smaller reporting company)
☐ Accelerated filer	☒ Smaller reporting company

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	650,000	$3.31	(3)	$2,151,500	$249.79

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)	Includes 650,000 shares of common stock reserved for issuance under the Midas Medici Group Holdings, Inc. 2009 Incentive Stock Plan.

(3)
Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of high and low sale prices as reported on the OTC Bulletin Board on May 31, 2011.

EXPLANATORY NOTE

Midas Medici Group Holdings, Inc. (“Midas Medici,” “we” or “us”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register shares of our common stock, $0.001 par value per share, issuable under our 2009 Incentive Stock Plan.

This Form S-8 includes a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act of 1933, as amended. The reoffer prospectus may be used for reoffers and resales of control securities (as such term is defined in General Instruction C to Form S-8) acquired pursuant to the 2009 Incentive Stock Plan by selling stockholders who may be deemed “affiliates” (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of Midas Medici and for reoffers and resales of restricted securities (as such term is defined in General Instruction C to Form S-8) acquired pursuant to awards of restricted stock issued pursuant to the 2009 Incentive Stock Plan.

PART I

INFORMATION REQUIRED IN
THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information concerning the Midas Medici Group Holdings, Inc. 2009 Incentive Stock Plan required by Item 1 of this Registration Statement on Form S-8, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in such Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Securities and Exchange Commission or its staff a copy or copies of documents included in such file. Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this prospectus) and the other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act, will be available without charge to participants in the Midas Medici Group Holdings, Inc. 2009 Incentive Stock Plan upon written or oral request by contacting:

Nana Baffour, CFA
Chief Executive Officer and Co-Executive Chairman
Midas Medici Group Holdings, Inc.
445 Park Avenue, 20th Flr
New York, NY 10022
(212) 792-0920

REOFFER AND RESALE PROSPECTUS

MIDAS MEDICI GROUP HOLDINGS, INC.

220,000 SHARES OF COMMON STOCK

This prospectus relates to the reoffer and resale by the selling stockholders of an aggregate of 220,000 shares of the Midas Medici common stock underlying options granted by us pursuant to our 2009 Incentive Stock Plan to certain of our directors and officers as compensation for their services.

All of the shares are being reoffered and resold for the account of the selling stockholders. We will not receive any of the proceeds from the resale of these shares.

The selling stockholders have advised us that the resale of their shares may be effected from time to time in one or more transactions on the OTC Bulletin Board (“OTCBB”) or such other stock market or exchange on which our common stock may be listed or quoted, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See “Plan of Distribution” starting on page 17 of this prospectus. We will bear all expenses in connection with the preparation of this prospectus.

Our common stock is quoted on the OTCBB under the symbol “MMED.OB” The last reported sale price of our common stock on May 31, 2011 was $3.09  per share.

Our principal executive offices are located at 445 Park Avenue, 20th Floor, New York, New York 10022 and our telephone number is (212) 792-0920.

Investing in our common stock involves risks including those that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 1, 2011.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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INCORPORATION BY REFERENCE

The following documents filed by us with the Securities and Exchange Commission (“SEC”) are incorporated by reference in this prospectus:

(1)	Annual Report on Form 10-K for the year ended December 31, 2010, filed April 4, 2011;
(2)	Current Report on Form 8-K, filed March 4, 2011;
(3)	Current Report on Form 8-K, filed March 10, 2011;
(4)	Current Report on Form 8-K/A, filed April 26,2011;
(5)	Current Report on Form 8-K, filed May 13,2011;
(6)	Quarterly Report on Form 10-Q, for The Quarter ended March 31,2011, filed May 16,2011; and
(7)	Description of our common stock in our Registration Statement on Form 10SB filed May 2, 2007

All documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors,” and our Annual Report, which is incorporated herein by reference, before making an investment decision.

Recent Development

On February 28, 2011, we completed the acquisition of Consonus Technologies, Inc. (“Consonus”) pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”) with Consonus, and MMGH Acquisition Corp., our wholly-owned subsidiary (the “Merger Sub”) dated as of April 30, 2010.  Pursuant to the Merger Agreement effective February 28, 2011, Merger Sub merged with and into Consonus and Consonus became our wholly-owned subsidiary.

With the acquisition of Consonus on February 28, 2011, the merger was accounted for as a reverse merger and recapitalization which resulted in Midas Medici being the “legal acquirer” and Consonus the “accounting acquirer.

For additional information regarding Consonus, please refer to the S-4/A filed with the SEC on February 10, 2011 and the 8-K filed on March 4, 2011.

Consonus provides innovative data center solutions to medium sized and larger enterprises focused on virtualization, energy efficiency and data center optimization. Its highly secure, energy efficient and reliable data centers combined with its ability to offer a comprehensive suite of related IT infrastructure services gives it an ability to offer its customers customized solutions to address their critical needs of data center availability, data manageability, disaster recovery and data center consolidation, as well as a variety of other related managed services.

Consonus’ data center related services and solutions primarily enable business continuity, back-up and recovery, capacity-on-demand, regulatory compliance (such as email archiving), virtualization, cloud computing, data center best practice methodologies and software as a service. Additionally, it provides managed hosting, maintenance and support for all of its solutions, as well as related consulting and advisory services. For a more detailed discussion of Consonus Business, please see section titled “Consonus Business” beginning on page 8 of this Annual Report.

Overview

We are a clean energy company that provides services to utilities and others to further the development of the electric grid.  The electric grid is the entire infrastructure available to generate, transmit, and distribute electricity to end users. We define the “Smart Grid” as the electrical grid, enhanced by a full spectrum of technologies and solutions designed to make it function more efficiently, reliably and securely. We believe the Smart Grid will enable consumers to make smarter decisions about electricity consumption, helping curb the rising demand for electricity while reducing their carbon footprint.

In much the same way that technological advances in microprocessors, power electronics and the internet revolutionized the telecommunications industry, we believe that technological advances are transforming the traditional electrical grid into a “Smarter Grid” and significantly improving its capabilities.  Key elements of the Smart Grid include the ability to: introduce clean energy sources into the grid; transmit, store and analyze data along the grid; communicate information between all segments of the grid; automate certain functions of the grid using advanced control systems and devices; and reduce the carbon footprint using various products, processes and services for remote demand management and ensuring affordability of electrical power.

In October 2008, the U.S. Department of Energy released a study, “The Smart Grid: An Introduction”, in which it estimated that for the past 20 years, demand growth has exceeded supply growth by 25% per year. As a result, power outages are estimated to cost U.S. businesses $100 billion per year, with 41% more power outages in the second half of the 1990s than in the first half. Smart Grid enhancements will ease congestion and increase utilization of generating capacity, sending between 50% and 300% more electricity through the existing electrical grid.

Through our wholly-owned subsidiary, Utilipoint, we provide energy industry consulting services and proprietary research in seven practice areas that encompass the entire energy and utility value chain, including:

▪      Smart Meter Deployment – 1) research and consulting focused on more effective deployment of smart meters to customers, and 2) efficient management of data traffic between end-users and providers of electricity;

▪      Energy Investments & Business Planning –investment decision support to utilities and investment firms;

▪      CommodityPoint –research and advisory services designed to assist commodities traders to manage trading risk;

▪      Meter-to-Cash –independent research and consulting services applied to the utility-customer cash cycle from when a meter is read to the point cash is received;

▪      Pricing & Demand Response –design mechanisms for utilities and their regulators to for setting electricity rates;

▪      Public & Regulatory Issues Management –regulatory, legal and policy support services for issues associated with the generation, transmission and distribution of electricity; and

▪      The Intelligent Project – highly structured, issue-focused research and executive forums to assist executives in analyzing customer related issues associated with the “Smart Grid”.

Founded in 1933, Utilipoint built its brand name in the power utility industry by supplying market data intelligence to major US utilities spanning the entire market segment from generation to consumption. Today, Utilipoint is a full service energy-focused consulting firm, providing independent research-based information, analysis, and consulting to energy companies, utilities, investors, regulators, and industry service providers alike.

In addition, we host annual conferences in the US and Europe targeted to our client base to discuss topical issues in the clean energy and Smart Grid sector.  These conferences bring together key energy industry participants such as regulators, business executives, policy makers, and investors serving the energy industry. Our flagship US annual conference attracted approximately 200 participants in 2008.  Our second annual European conference attracted approximately 100 participants in 2008. Our clients include utilities, investors, regulators, and energy industry vendors and service providers both domestically and internationally.

According to the International Energy Agency’s World Energy Outlook 2008, electric power infrastructure will require cumulative worldwide investment of over $13.6 trillion (in 2007 dollars) in 2007-2030, or 52% of the total electrical infrastructure needed. On a national level, and according to the Brattle Group, investment totaling approximately $1.5 trillion will be required between 2010 and 2030 to pay for grid infrastructure in the United States. We believe we are well positioned to benefit from the unprecedented investment in the power sector, worldwide.
, maintenance and support for all of its solutions, as well as related consulting and advisory services.

Company Information

Our principal executive offices are located at 445 Park Avenue, 20th Floor, New York, New York 10022.  Our telephone number is (212) 792-0902.  Our Internet address is http://www.midasmedici.com. Information on or accessible through our website does not constitute part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below and other information contained in this prospectus, including our financial statements and related notes before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In that case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

We have recently incurred net losses, and we may continue to incur net losses in the future.

The net loss of Midas Medici was $2,554,964 and $1,582,108 in 2010 and 2009, respectively. Our accumulated deficit as of December 31, 2010 was $4,817,626. We currently have a working capital deficiency of $2,359,777 as of December 31, 2010. Our net losses in 2010 and 2009 were driven principally by deteriorated macroeconomic conditions and the fixed cost nature of our business. More recently, our net losses have been driven principally by general and administrative, marketing, operating and depreciation and amortization expenses relating to investing in human capital to support our newer service offerings and grow our presence in Europe. To try to grow our revenues and customer base, we plan to continue emphasizing the expansion and development of our services, which will include increased marketing and operating expenses. We cannot be certain that by incurring these expenses our hoped-for revenue growth will occur. Further, even with additional investment we may never obtain profitability.

We face intense competition from many competitors that have greater resources than we do, which could result in price reductions, reduced profitability and loss of market share.

We operate in highly competitive markets and generally encounter intense competition to win contracts and acquire new business. Many of our competitors are larger and have greater financial, technical, marketing and public relations resources, larger client bases, and greater brand or name recognition than we do. Some of our competitors are ICF International, Navigant Consulting, IBM, and Accenture. We also have numerous smaller competitors, many of which have narrower service offerings and serve niche markets. Our competitors may be able to compete more effectively for contracts and offer lower prices to clients, causing us to lose contracts.  In order to compete, we may be forced to lower the prices at which we offer our services in order to win or retain contracts, which could lower our margins or cause us to suffer losses on contracts that we do win. Some of our subcontractors are also competitors, and some of them may in the future secure positions as prime contractors, which could deprive us of work we might otherwise have won. Our competitors also may be able to provide clients with different and greater capabilities and benefits than we can provide in areas such as technical qualifications, past performance on relevant contracts, geographic presence, ability to keep pace with the changing demands of clients and the availability of key professional personnel. Our competitors also have established or may establish relationships among themselves or with third parties, including through mergers and acquisitions, to increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge. We also may compete with our competitors for the acquisition of new businesses.  Our competitors may also be able to offer higher prices for attractive acquisition candidates, which could harm our strategy of growing through selected acquisitions. In addition, our competitors may engage in activities, whether proper or improper, to gain access to our proprietary information, to encourage our employees to terminate their employment with us, to disparage our company, and otherwise to gain competitive advantages over us. If we are unable to compete successfully in the provision of services to clients and for new business, our revenue and operating margins may decline.

Because much of our work is performed as short-term projects, research assignments and consulting engagements, we are exposed to a risk of under-utilizing our staff.

Utilipoint performs much of its work under short-term contracts. Even under many of its longer-term contracts, it performs much of its work under individual task orders and delivery orders, many of which are awarded on a competitive basis. If Utilipoint cannot obtain new work in a timely fashion, whether through new task orders or delivery orders, modifications to existing task orders or delivery orders, or otherwise, it may not be able to keep its staff profitably utilized. It is difficult to predict when assignments will be obtained. Moreover, Utilipoint must manage its staff carefully in order to ensure that consultants with appropriate qualifications are available when needed and are utilized to the fullest extent. There can be no assurance that Utilipoint can profitably manage the utilization of its staff. Staff under-utilization may hurt our revenue, profit and operating results.

We have reported several material weaknesses in the effectiveness of our internal controls over financial reporting, and if we cannot maintain effective internal controls or provide reliable financial and other information, investors may lose confidence in our SEC reports.

We reported material weaknesses in the effectiveness of our internal controls over financial reporting related to the lack of segregation of duties and the need for a stronger internal control environment.  In addition, we concluded  that our disclosure controls and procedures were ineffective.  Internal control over financial reporting is designed to provide reasonable assurances regarding the reliability of our financial reporting and the preparation of our financial statements in accordance with U.S. generally accepted accounting principles, or GAAP.  Disclosure controls generally include controls and procedures designed to ensure that information required to be disclosed by us in the reports we file with the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

Effective internal controls over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial and other reports and effectively prevent fraud. If we cannot maintain effective internal controls or provide reliable financial or SEC reports or prevent fraud, investors may lose confidence in our SEC reports, our operating results and the trading price of our common stock could suffer and we might become subject to litigation.

 If we fail to successfully educate existing and potential customers regarding the benefits of our service offerings or solutions or if the Smart Grid market fails to develop, our ability to sell our solutions and grow our business could be limited.

Our future success depends on commercial acceptance of our clean energy and Smart Grid solutions and our ability to obtain additional contracts. We anticipate that revenues related to our consulting services and solutions will constitute a substantial portion of our revenues for the foreseeable future. The market for clean energy and Smart Grid solutions is relatively new. In addition, because the clean energy and Smart Grid solutions sector is rapidly evolving, we cannot accurately assess the size of the market, and we may have limited insight into trends that may emerge and affect our business. For example, we may have difficulty predicting customer needs and developing clean energy and Smart Grid solutions that address those needs. If the market for our consulting services and solutions does not continue to develop, our ability to grow our business could be limited and we may not be able to achieve profitability.

 If we lose key personnel upon whom we depend or fail to attract and retain skilled employees, we may not be able to manage our operations and meet our strategic objectives.

We believe that our success depends on the continued contributions of the members of our senior management team. Also, we rely on our senior management to generate business and manage and execute projects and programs successfully. In addition, the relationships and reputation that many members of our senior management team have established and maintain with client personnel and industry professionals contribute to our ability to maintain good client relations and identify new business opportunities. We are especially dependent on our senior management team’s experience and expertise to implement our acquisition strategy. The loss of key personnel could impair our ability to implement our growth strategy through acquisitions, identify and secure new contracts, to maintain good client relations, and otherwise manage our business.

Also, we must continue to hire highly qualified individuals who have technical skills and who work well with our clients. These employees are in great demand and are likely to remain a limited resource for the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, our ability to staff engagements and to maintain and grow our business could be limited. In such a case, we may be unable to win or perform contracts, and we could be required to engage larger numbers of subcontractor personnel, any of which could cause a reduction in our revenue, profit and operating results and harm our reputation. We could even default under one or more contracts for failure to perform, which could expose us to additional liability and further harm our reputation and ability to compete for future contracts. In addition, some of our contracts contain provisions requiring us to commit to staff engagements with specific personnel the client considers key to our performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutes, or otherwise staff our work, the client may reduce the size and scope of our engagement under a contract or terminate it, and our revenue and operating results may suffer. In addition, consistent with their employment agreements, Nana Baffour, our CEO and Johnson Kachidza, our President and CFO are only required to dedicate at least 65% of their time to of the Company. Our inability to utilize more than 65% of their time may adversely affect our ability to execute on our business plan.

We may not be able to identify suitable acquisition candidates or complete acquisitions successfully, which may inhibit our rate of growth.

In addition to organic growth, we intend to pursue growth through the acquisition of companies or assets that may enable us to expand our project skill-sets and capabilities, enter new geographic markets, add experienced management and expand our product and service offerings. However, we may be unable to implement this growth strategy if we cannot identify suitable acquisition candidates or reach agreements for potential acquisitions on acceptable terms, or for other reasons. Our failure to successfully implement our acquisition strategy could have an adverse effect on other aspects of our business strategy and our business in general and could inhibit our growth and future profitability. Our inability to procure adequate financing for acquisitions may adversely impact our ability to complete the acquisitions successfully or at all.

In addition if and to the extent we engage in acquisitions of companies of which our officers and directors are affiliates, conflicts of interest may arise in connection with the negotiations of acquisition terms and conditions which may impact our ability to complete those acquisitions on the most favorable terms to us.

We may not be able to successfully integrate acquisitions to realize the full benefits of the combined business, and may therefore suffer losses or not be as profitable as planned.

Acquisitions that we complete may expose us to a number of unanticipated operational or financial risks, including:

The business we acquire may not prove to be profitable and my cause us to incur additional consolidated losses from operations;

•	we may have difficulty integrating new operations and systems;

•	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

•	we may experience additional financial and accounting challenges and complexities in areas such as internal control, tax planning and financial reporting;

•	we may assume or be held liable for risks and liabilities (including for environmental-related costs) as a result of our acquisitions, some of which we may not discover during our due diligence;

•	our ongoing business may be disrupted or receive insufficient management attention; and

•	we may not be able to realize the cost savings or other financial benefits we anticipate.

Moreover, to the extent that any acquisition results in goodwill, it will reduce our tangible net worth, which might have an adverse effect on our ability to obtain credit. In addition, in the event that we issue shares of our common stock as part or all of the purchase price, an acquisition will dilute the ownership of our then-current stockholders.

The process of completing the integration of acquisitions could cause an interruption, or loss of, momentum in our activities. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the operations of acquisition targets could have an adverse effect on our business, financial condition or results of operations.

Our business may become subject to modified or new government regulation, which may negatively impact our ability to market our products.

Our services are not subject to existing federal and state regulations in the U.S. governing the electric utility industry. In the future, federal, state or local governmental entities or competitors may seek to change existing regulations or impose additional regulations. Any modified or new government regulation applicable to our products or services may negatively impact the implementation, servicing and marketing of our services and increase our costs.

Our relations with our contracting partners are important to our business and, if disrupted, could affect our earnings.

We derive a portion of our revenue from contracts under which we act as a subcontractor or from “teaming” arrangements in which we and other contractors jointly bid on particular contracts, projects or programs. As a subcontractor or team member, we often lack control over fulfillment of a contract. Poor performance by the prime contractor could tarnish our reputation, result in reduction of the amount of our work under or result in termination of that contract, and could cause us not to obtain future work, even when we are not at fault. We expect to continue to depend on relationships with other contractors for a portion of our revenue and profit in the foreseeable future. Moreover, our revenue and operating results could be materially and adversely affected if any prime contractor or teammate does not pay our invoices in a timely fashion, chooses to offer products or services of the type that we provide, teams with other companies to provide such products or services, or otherwise reduces its reliance upon us for such products or services.

We derive significant revenue from contracts awarded through a competitive bidding process, which can impose substantial costs upon us, and we will lose revenue if we fail to compete effectively.

We derive significant revenue and gross profit from utility contracts that are awarded through a competitive bidding process. We expect that most of the business we seek in the foreseeable future from these clients will be awarded through competitive bidding. We will occasionally bid these jobs as the prime contractor, and occasionally as a sub-contractor. Competitive bidding imposes substantial costs and presents a number of risks, including:

•	the substantial cost and managerial time and effort that we spend to prepare bids and proposals for contracts that may or may not be awarded to us;

•	the need to estimate accurately the resources and costs that will be required to service any contracts we are awarded, sometimes in advance of the final determination of their full scope;

•
the expense and delay that may arise if our competitors protest or challenge awards made to us pursuant to competitive bidding, and the risk that any such protest or challenge could result in the resubmission of bids on modified specifications, and in termination, reduction or modification of the awarded contracts; and

•	the opportunity cost of not bidding on and winning other contracts we might otherwise pursue.

To the extent we engage in competitive bidding and are unable to win particular contracts, we may incur substantial costs in the bidding process that would negatively affect our operating results. Even if we win a particular contract through competitive bidding, our gross profit margins may be depressed or we may suffer losses as a result of the costs incurred through the bidding process and the need to lower our prices to overcome competition.

We may lose money on some contracts if we underestimate the resources we need to perform under the contract.

We provide services to clients primarily under three types of contracts: time-and-materials contracts; fixed-price contracts; and bundled service agreement contracts. Each of these types of contracts, to differing degrees, involves the risk that we could underestimate our cost of fulfilling the contract, which may reduce the profit we earn or lead to a financial loss on the contract. To the extent our working assumptions prove inaccurate, we may lose money on the contract, which would adversely affect our operating results.

For all three contract types, we bear varying degrees of risk associated with the assumptions we use to formulate our pricing for the work. To the extent our working assumptions prove inaccurate, we may lose money on the contract, which would adversely affect our operating results.

Our international operations are subject to risks which could harm our business, operating results and financial condition.

We currently have international operations and expect to expand these operations over time. Such international business operations will be subject to a variety of risks associated with conducting business internationally, including the following:

•	changes in, or interpretations of, foreign regulations that may adversely affect our ability to perform services or repatriate profits, if any, to the United States;

•	difficulties in developing, staffing, and managing a large number of foreign operations as a result of distance, language, and cultural differences;

•	economic or political instability in foreign countries;

•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

•	conducting business in places where business practices and customs are unfamiliar and unknown;

•	the existence of inconsistent laws or regulations;

•	the imposition or increase of investment requirements and other restrictions or requirements by foreign governments;

•	uncertainties relating to foreign laws and legal proceedings;

•	fluctuations in foreign currency and exchange rates; and

•	failure to comply with U.S. laws (such as the Foreign Corrupt Practices Act), and local laws prohibiting corrupt payments to government officials.

The realization of any of the foregoing, could harm our business, operating results and financial condition.

Our operating results may be affected by fluctuations in foreign currency exchange rates, which may affect our operating results in U.S. dollar terms.

A portion of our revenue arises from our international operations and we anticipate that, as we grow, our revenues from international operations will increase. Revenues generated and expenses incurred by our international operations are often denominated in local currencies. As a result, our consolidated U.S. dollar financial statements are subject to fluctuations due to changes in exchange rates as revenues and expenses of our international operations are translated from local currencies into U.S. dollars. In addition, our financial results are subject to changes in exchange rates that impact the settlement of transactions. The Company does not undertake any hedges to protect against adverse foreign currency exposure.

An economic or industry slowdown may materially and adversely affect our business.

Our business depends on providing services to utility companies. In past two years, economic conditions have deteriorated significantly in the United States and other countries, and may remain depressed for the foreseeable future. Slowdowns in the economy may reduce the demand for our services by causing utility companies to delay or abandon implementation of new systems and technologies. We cannot predict the timing, strength or duration of any economic slowdown or subsequent economic recovery. These economic factors could have a material adverse effect on our financial condition and operating results.

Our ability to use our net operating loss carryforwards may be subject to limitation which could result in increased future tax liability for us.

Generally, a change of more than 50% in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit a company’s ability to use its net operating loss carryforwards attributable to the period prior to such change. The number of shares of our common stock that we issue in this offering may be sufficient, taking into account prior or future shifts in our ownership over a three-year period, to cause us to undergo an ownership change. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could result in increased future tax liability for us. As a result of our recent merger with Consonus Technologies, we are reviewing the potential Internal Revenue Code Section 382 limitation with respect to the availability of the acquired net operating loss carry-forwards assumed from the merger.

To the extent that we do not generate sufficient funds from ongoing operations, we may need to raise additional capital, failure to do so could adversely affect us.

The failure to raise additional capital could adversely affect us.

Our future capital requirements will depend on many factors, including our ability to successfully generate new and additional business. To the extent that the funds generated by public offering and the income from ongoing operations are insufficient to fund our current and future operating requirements, we may need to raise additional capital through financings or curtail our growth. If we cannot obtain adequate capital, or can only obtain capital on unfavorable terms, our business, operating results and financial condition could be adversely affected.

Insiders have substantial control over the company, and issuance of shares of Common Stock pursuant to our incentive plan will dilute your ownership and voting rights and allow insiders to control the direction of the Company.

The executive officers of Midas Medici and its directors beneficially owned, as of March 30, 2011 in the aggregate, approximately 4,983,228 shares of our outstanding common stock, which constitutes approximately 65.2% of our outstanding shares.  Our officers and directors ownership percentage will increase as a result of any shares issued under our incentive plan under which we can issue 650,000 shares to our officers, directors, employees and consultants. Through March 30, 2011 we have granted options to purchase an aggregate of 503,176 shares of our common stock to our management.

The executive officers of Midas Medici and its directors have the ability to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our stockholders.

There has been limited trading in our common stock since quotation commenced on the Over-the-Counter Bulletin Board, accordingly investors may be unable to liquidate their investment.

Since February 22, 2010, our shares of common stock have been included for quotation on the Over-the-Counter Bulletin Board under the symbol MMED. There can be no assurance that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, investors may be unable to liquidate their investment. Even if a market for our common stock does develop, the market price of our common stock may continue to be highly volatile.

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to trade our securities in the secondary market.

Companies trading on the OTC Bulletin Board must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current in our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity of our securities could be severely adversely affected by limiting the ability of broker-dealers to trade our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock could be subject to extreme volatility.

The trading price of our common stock may be affected by a number of factors, including events described in the risk factors set forth in this report, as well as our operating results, financial condition and other events or factors. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock and wide bid-ask spreads. These fluctuations may have a negative effect on the market price of our common stock.  In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We have never paid common stock dividends and have no plans to pay dividends in the future, as a result our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. There can be  no assurance that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

Our common stock may be subject to “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our common stock.

 Our common stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on a national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we are subject to the penny stock rules for any significant period, it could have an adverse effect on the market liquidity of our stock and investors may find it more difficult to dispose of our securities.

The rights of the holders of common stock may be impaired by the potential issuance of preferred stock.

Our certificate of incorporation gives our board of directors the right to create new series of preferred stock. As a result, the board of directors may, without stockholder approval, issue preferred stock with voting, dividend, conversion, liquidation or other rights which could adversely affect the voting power and equity interest of the holders of common stock. Preferred stock, which could be issued with the right to more than one vote per share, could be utilized as a method of discouraging, delaying or preventing a change of control. The possible impact on takeover attempts could adversely affect the price of our common stock. Although we have no present intention to issue any shares of preferred stock or to create any new series of preferred stock, we may issue such shares in the future.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. Financing may not be available in amounts and on terms acceptable to us, or at all. In addition, the successful execution of our business plan requires significant cash resources, including cash for investments and acquisition. Changes in business conditions and future developments could also increase our cash requirements. To the extent we are unable to obtain external financing, we will not be able to execute our business plan effectively. Although we recently procured a working capital line of credit, our ability to draw upon that line is subject to our compliance with covenants such as net worth, operating profits and adequate accounts receivable balances. Further, this line of credit is secured by all our assets and a default under the Revolving Credit Facility agreement could result in the loss of our assets. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

The implementation of our stock-based incentive plan may dilute your percentage ownership interest and may also result in downward pressure on the price of our stock.

Our board has adopted a stock-based incentive plan. Under the incentive plan, currently the Company can grant a maximum of up to 650,000 shares to our officers, directors, employees and consultants. Shareholders would experience a dilution in ownership interest assuming the maximum issuance of 650,000 shares from stock options or awards of restricted stock under the plan.  In addition, the existence of a significant amount of stock and stock options that are issuable under our incentive plan may be perceived by the market as having a dilutive effect, which could lead to a decrease in the price of our common stock.

We have significant related party transactions, which may be viewed unfavorably by investors.

We have consummated several transactions with affiliated parties (See section entitled “Certain Relationships and Related Transactions in our annual report on Form 10-K filed with the SEC on April 4,2011”) Investors may view such transactions unfavorably and may be reluctant to purchase our stock, which could negatively affect both the price and market for our common stock.

Risks Related To Consonus’ Business

Losses from continuing operations.

Consonus has experienced losses in several years. The losses were generated by the business that remains as continuing operations.

Consonus services and solutions have a long sales cycle that may materially adversely affect its business, financial condition and results of operations.

A customer's decision to purchase other services and solutions from Consonus typically involves a significant commitment of resources, including time. These long sales cycles for new business not currently under contract tend to make the timing and amount of its revenue unpredictable. Furthermore, Consonus may expend significant time and resources in pursuing a particular sale or customer that do not result in revenue. As a result of these factors, Consonus believes that its quarterly revenue and results of operations are likely to vary significantly in the future and that period-to-period comparisons of its operating results may not be meaningful. Delays due to length of its sales cycle may also materially adversely affect its business, financial condition and results of operations.

Consonus customers may choose to in-source IT capabilities as a substitute for its services and solutions, consolidate their relationships with other providers or choose to manage their IT infrastructure in different ways, any of which could adversely affect Consonus’ success.

As Consonus customers grow in size and complexity and develop more comprehensive back office capabilities, there is an increasing likelihood that they will choose to in-source key IT activities which were previously provided by Consonus in an attempt to reduce expenses. Although Consonus is focused on building its customer base of small to medium-sized businesses, currently, many of its top 10 customers consist of relatively large enterprises, which may further develop their own internal IT or data storage capabilities, thereby decreasing or eliminating the need for Consonus’ services and solutions. Additionally, Consonus’ customers may establish relationships or strengthen existing, or form new relationships with systems integrators, third party consulting firms or other parties, which could lead them to terminate their relationships with it, or pursue alternative means to manage their IT infrastructure or data center related activities. If customers representing a material portion of Consonus’ revenue base decide to terminate the services and solutions it provides for them, its revenue could materially decline and this may adversely affect its business, operating results and financial position.

If Consonus’ security systems are breached it could incur liability, its services may be perceived as not being secure, and its business and reputation could suffer.

Consonus business involves the storage, management, and transmission of the proprietary information of customers. Although Consonus employs control procedures to protect the security of data its store, manage and transmit for its customers, it cannot guarantee that these measures will be sufficient for this purpose. Breaches of its security could result in misappropriation of personal information, suspension of hosting operations or interruptions in its services. If Consonus’ security measures are breached as a result of a third-party action, employee error or otherwise, and as a result customers' information becomes available to unauthorized parties, it could incur liability and its reputation would be damaged. This could lead to the loss of current and potential customers. If Consonus experiences any breaches of its network security due to unauthorized access, sabotage, or human error, it may be required to expend significant capital and other resources to remedy, protect against or alleviate these and related problems. Consonus also may not be able to remedy these problems in a timely manner, or at all. Because techniques used to obtain unauthorized network access or to sabotage systems change frequently and generally are not recognized until launched against a target, it may be unable to anticipate these techniques or implement adequate preventive measures. Consonus’ systems are also exposed to computer viruses, denial of service attacks and bulk unsolicited commercial email, or spam. Being subject to these events and items could cause a loss of service and data to customers, even if the resulting disruption is temporary.

The property and business interruption insurance Consonus carries may not provide coverage adequate to compensate it fully for losses that may occur or litigation that may be instituted against it in these circumstances. It could be required to make significant expenditures to repair its systems in the event that they are damaged or destroyed, or if the delivery of its services to its customers is delayed and its business could be harmed.

In addition, the U.S. Federal Trade Commission and certain state agencies have investigated various companies' use of their customers' personal information. Various governments have also enacted laws protecting the privacy of consumers' non-public personal information. Consonus’ failure to comply with existing laws (including those of foreign countries), the adoption of new laws or regulations regarding the use of personal information that requires it to change the way it conducts its business, or an investigation of its privacy practices could increase the costs of operating our business.

Consonus faces intense and growing competition. If  it is unable to compete successfully, its business will be seriously harmed through loss of customers or increased negative pricing pressure.

The market for Consonus’ services and solutions is extremely competitive. Its competitors vary in size and in the variety of services and solutions they offer, and include:
• national and international hosting, co-location and managed service providers;
• regional hosting providers; and
• national and international full service IT infrastructure outsourcing providers.

Some of Consonus’ current and potential direct competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than Consonus does, and greater brand recognition. In addition, competitors may operate more successfully or form alliances to acquire significant market share. These direct competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote more resources to the promotion, sale and development of their services and solutions than Consonus and there can be no assurance that Consonus’ current and future competitors will not be able to develop services and solutions comparable or superior to those offered by it at more competitive prices. As a result, in the future, Consonus may suffer from an inability to offer competitive services and solutions or be subject to negative pricing pressure that would adversely affect its ability to generate revenue and adversely affect our operating results.

Consonus is highly dependent on third-party service and technology providers and any loss, impairment or breakdown in those relationships could damage its operations significantly if it is unable to find alternative providers.

Consonus is dependent on other companies to supply various key components of its infrastructure, including network equipment, telecommunications backbone connectivity, the connections from its customers' networks to its network, and connections to other Internet network providers. Consonus is also dependent on the same companies for the hardware, software and services that it sells and delivers to its customers. For example, approximately 32% of the products Consonus sells and delivers to its customers are provided by Symantec Corporation, another approximately 28% of the products and services Consonus sells to its customers are provided by Sun/Oracle Corporation and another approximately another 25% of the products and services it sells to its customers are provided by NetApp, Inc., based on billing data for the 12 month period ended December 2010. There can be no assurance that any of these providers will be able to continue to provide these services or products without interruption and in an efficient, cost-effective manner, or that they will be able to adequately meet Consonus’ needs as its business develops. There is also no assurance that any agreements that Consonus has in place with these third-party providers will not be terminated or will be renewed, or if renewed, renewed on commercially acceptable terms. If Consonus is unable to obtain required products or services from third-party suppliers on a timely basis and at an acceptable cost, it may be unable to provide its data center and IT infrastructure services and solutions on a competitive and timely basis, if at all. If its suppliers fail to provide products or services on a timely basis and at an acceptable cost, it may be unable to meet its customer service commitments and, as a result, Consonus may experience increased costs or loss of revenue, which could have a material adverse effect on our business, financial condition and operating results.

Consonus resells products and services of third parties that may require it to pay for such products and services even if Consonus’ customers fail to pay it for the products and services, which may have a negative impact on its cash flow and operating results.

In order to provide resale services such as bandwidth, managed services, other network management services and infrastructure equipment, Consonus contracts with third party service providers, such as Sun/Oracle Corporation, NetApp, Inc., XO Holdings, Inc., VeriSign, Inc. and Hewlett Packard Company. These services require Consonus to enter into fixed term contracts for services with third party suppliers of products and services. If it experiences the loss of a customer who has purchased a resale product or service, Consonus will remain obligated to continue to pay its suppliers for the term of the underlying contracts. The payment of these obligations without a corresponding payment from customers will reduce its financial resources and may have a material adverse effect on its financial performance, cash flow and operating results.

Consonus may fail to adequately protect its proprietary technology, which would allow competitors or others to take advantage of its research and development efforts.

Consonus relies upon trade secrets, proprietary know-how, and continuing technological innovation to develop new data center and IT infrastructure services and solutions and to remain competitive. If its competitors learn of Consonus’ proprietary technology or processes, they may use this information to produce data center and IT infrastructure services and solutions that are equivalent or superior to Consonus’ services and solutions, which could materially adversely affect its business, operations and financial position. Consonus’ employees and consultants may breach their obligations not to reveal its confidential information, and any remedies available to Consonus may be insufficient to compensate its damages. Even in the absence of such breaches, Consonus’ trade secrets and proprietary know-how may otherwise become known to its competitors, or be independently discovered by its competitors, which could adversely affect its competitive position.

Consonus is dependent on the reliability and performance of its internally developed systems and operations. Any difficulties in maintaining these systems, whether due to human error or otherwise, may result in service interruptions, decreased service quality for its customers, a loss of customers or increased expenditures.

Consonus’ revenue and profit depend on the reliability and performance of its services and solutions. Consonus has  contractual obligations to provide service level credits to almost all of its customers against future invoices in the event that certain service disruptions occur. Furthermore, customers may terminate their agreements with Consonus as a result of significant service interruptions, or its inability, whether actual or perceived, to provide its services and solutions at desired quality levels or at any time. If Consonus’ services are unavailable, or customers are dissatisfied with its performance, it could lose customers, its revenue and profits would decrease and its business operations or financial position could be harmed. In addition, the software and workflow processes that underlie its ability to deliver its services and solutions have been developed primarily by its own employees and consultants. Malfunctions in the software Consonus uses or human error could result in its inability to provide services or cause unforeseen technical problems. If Consonus incurs significant financial commitments to its customers in connection with its failure to meet service level commitment obligations, it may incur significant liability and its liability insurance and revenue reserves may not be adequate. In addition, any loss of services, equipment damage or inability to meet its service level commitment obligations could reduce the confidence of its customers and could consequently impair its ability to obtain and retain customers, which would adversely affect both its ability to generate revenue and its operating results.

Consonus operates in a price sensitive market and is subject to pressures from customers to decrease its fees for the services and solutions it provides. Any reduction in price would likely reduce its margins and could adversely affect its operating results.

The competitive market in which Consonus conducts its business could require it to reduce its prices. If Consonus’ competitors offer discounts on certain products or services in an effort to recapture or gain market share or to sell other products, Consonus may be required to lower its prices or offer other favorable terms to compete successfully. Any of these changes would likely reduce Consonus’ margins and could adversely affect its operating results. Some of Consonus’ competitors may bundle products and services that compete with it for promotional purposes or as a long-term pricing strategy or provide guarantees of prices and product implementations. In addition, many of the services and solutions that Consonus provide sand markets are not unique to it and its customers and target customers may not distinguish Consonus’ services and solutions from those of its competitors. All of these factors could, over time, limit or reduce the prices that Consonus can charge for its services and solutions. If Consonus cannot offset price reductions with a corresponding increase in the number of sales or with lower spending, then the reduced revenue resulting from lower prices would adversely affect its margins and operating results.

If Consonus is unable to retain and grow its customer base, as well as its end-user base, its revenue and profit will be adversely affected.

In order to execute its business plan successfully, Consonus must maintain existing relationships with its customers and establish new relationships with additional small and medium-sized businesses. Consonus’ ability to attract customers will depend on a variety of factors, including the presence of multiple telecommunications carriers and its ability to provide and market an attractive and useful mix of products and services. If Consonus is unable to diversify and extend its customer base, its ability to grow its business may be compromised, which would have a material adverse effect on its financial condition and results of operations.

If economic or other factors negatively affect the small and medium-sized business sector, Consonus’ customers and target customers may become unwilling or unable to purchase its services and solutions, which could cause Consonus’ revenue to decline and impair its ability to operate profitably.

 Many of Consonus’ existing and target customers include small and medium-sized businesses. These businesses are more likely to be significantly affected by economic downturns, such as the ongoing recession, than larger, more established businesses. Additionally, these businesses often have limited funds, which they may choose to spend on items other than Consonus’ services and solutions. If a material portion of the small and medium-sized businesses that Consonus services, or are looking to service, experience economic hardship, these small and medium-sized businesses may be unwilling or unable to expend resources on the services and solutions it provides, which would negatively affect the overall demand for its services and could cause its revenue to decline.

If Consonus does not respond effectively and on a timely basis to rapid technological change, its business could suffer.

The markets in which Consonus operates are characterized by changing technology and evolving industry standards. There can be no assurance that Consonus’ current and future competitors will not be able to develop services or expertise comparable or superior to those it has developed or to adapt more quickly than Consonus to new technologies, evolving industry standards or customer requirements. Failure or delays in Consonus’ ability to develop services and solutions to respond to industry or user trends or developments and the actions of its competitors could have a material adverse effect on Consonus’ business, results of operations and financial condition. Consonus’ ability to anticipate changes in technology, technical standards and product offerings will be a significant factor in the success in its current business and in expanding into new markets.

FORWARD-LOOKING STATEMENTS

 This prospectus and the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

Factors that might affect our forward-looking statements include, among other things:

•	overall economic and business conditions;
•	the demand for our goods and services;
•	competitive factors in the industries in which we compete;
•	changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations);
•	emergence of new technologies which compete with our service offerings;
•	the outcome of litigation and governmental proceedings;
•	interest rate fluctuations and other changes in borrowing costs;
•	other capital market conditions, including availability of funding sources;
•	potential further impairment of our indefinite-lived intangible assets and/or our long-lived assets; and
•	changes in government regulations related to the broadband, wireless and Internet protocol industries.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” herein and in the documents incorporated by reference herein. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. Before deciding to purchase our common stock, you should carefully consider the risk factors incorporated by reference and set forth herein, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

USE OF PROCEEDS

We will not receive any of the proceeds from the reoffer and resale of the shares of common stock by the selling stockholders. We will receive the exercise price of any options that may be issued under the 2009 Incentive Stock Plan when such options, if any, are exercised by the holders thereof. Such proceeds will be used for working capital purposes.

SELLING STOCKHOLDERS

This prospectus relates to the reoffer and resale of (i) shares of our common stock underlying options granted under the 2009 Incentive Stock Plan to selling stockholders who are deemed to be affiliates of ours, and (ii) shares of common stock underlying options or restricted shares of common stock that may be issued to individuals in the future under the 2009 Incentive Stock Plan who are deemed to be affiliates of ours.  We will file a prospectus supplement in the event of future issuances under the 2009 Incentive Stock Plan, which supplement will include the names of the recipients and the amounts of securities to be reoffered.

The following table sets forth (i) the number of shares of our common stock beneficially owned by the selling stockholder on the date hereof, (ii) the number of shares of our common stock to be offered for resale by the selling stockholder in this offering, and (iii) the number and percentage of shares of our common stock to be held by the selling stockholder, after completion of this offering.

Name	Shares of Common Stock Owned Prior to the Offering		Shares of Common Stock to be Sold		Shares of Common Stock Owned After the Offering	Percentage of Common Stock Owned After the Offering
Nana Baffour	4,623,726	(1)	100,000	(2)	58.71%	4,523,726
Johnson M. Kachidza	4,623,726	(1)	100,000	(2)	58.71%	4,523,726
Frank Asante-Kissi	100,305	(3)	20,000	(2)	1.3%	80,305
______________

(1)
Includes (a) 2,608,941 shares held by Knox Lawrence International, LLC, (b) 820,922 shares held by UTP International, LLC, (c) 99,750 shares held by Midas Medici 1 Special Opportunity Fund, LLC (d) 133,000 shares held by Midas Medici Capital, LLC, (e) 507,414 shares held by Quotidian Capital, LLC, (f) 27,168  shares underlying an option held by KLI  IP Holding, Inc., to purchase shares of the Company issued at the closing of the acquisition of Utilipoint International, Inc., which is currently exercisable at a price of $1.56 per share (g) 326,531 held by Mr. Baffour and (h) Shares underlying an option to purchase 100,000 shares of common stock of the Company which are currently exercisable.

(2)	Consists of shares of common stock.
(3)	Includes (a) 80,305 shares, and (b) shares underlying an option to purchase 20,000 shares of common stock of the Company.

PLAN OF DISTRIBUTION

We are registering 220,000 shares of common stock underlying options granted under the 2009 Incentive Stock Plan for resale by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of such shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. Sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on such exchanges or systems or in the over-the-counter market;
•	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	any combination of any such methods of sale; and
•	any other method permitted by applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered by the registration statement of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Securities Exchange Act of 1934, as amended, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement that we entered into with the selling stockholders. However, the selling stockholders will pay all underwriting discounts and selling commissions, if any.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

ADDITIONAL INFORMATION AVAILABLE TO YOU

This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549, You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. No dealer, salesperson or other person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction where such offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The following documents filed by Midas Medici Group Holdings, Inc. (“Midas Medici”, “we” or “our”) with the Securities and Exchange Commission are incorporated by reference in this registration statement on Form S-8 (the “Registration Statement”)

(1)	Annual Report on Form 10-K for the year ended December 31, 2010, filed April 4, 2011;
(2)	Current Report on Form 8-K, filed March 4, 2011;
(3)	Current Report on Form 8-K, filed March 10, 2011;
(4)	Current Report on Form 8-K/A, filed April 26,2011;
(5)	Current Report on Form 8-K, filed May 13,2011;
(6)	Quarterly Report on Form 10-Q, for The Quarter ended March 31,2011, filed May 16,2011; and
(7)	Description of our common stock in our Registration Statement on Form 10SB filed May 2, 2007

In addition, all documents filed by Midas Medici with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents with the Securities and Exchange Commission. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                 Description of Securities.

Not applicable.

Item 5.                 Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

Item 6.                 Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our Certificate of Incorporation and By-laws provide that we will indemnify our directors, officers, employees and agents to the fullest extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

Item 7.                 Exemption from Registration Claimed.

Up to 650,000 shares of common stock being registered pursuant to this Registration Statement may be issued under the 2009 Incentive Stock Plan.  The options already issued were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Item 8.                 Exhibits.

Exhibit No.	Description
4.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 on Form 10SB filed May 2, 2007)
4.2	Bylaws (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009)
4.3	2009 Incentive Stock Plan (Incorporated by reference to the Registrant’s Form 8-K filed on July 31, 2009)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
23.1	Consent of J.H. Cohn LLP
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)

Item 9.                 Undertakings.

(1)  The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(b) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on this 1st day of June 2011.

MIDAS MEDICI GROUP HOLDINGS, INC.

By:	/s/ Nana Baffour
Nana Baffour
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nana Baffour as his true and lawful attorney-in-fact with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Nana Baffour	Director and Chief Executive Officer	June 1, 2011
Nana Baffour	(Principal Executive Officer)

/s/Johnson Kachidza	President and Chief Financial Officer	June 1, 2011
Johnson Kachidza	(President, Principal Financial Officer and
Principal Accounting Officer)

/s/Justin Beckett	Director	June 1, 2011
Justin Beckett

/s/ Hank Torbert	Director	June 1, 2011
Hank Torbert

/s/ Andre Brosseau	Director	June 1, 2011
Andre Brosseau

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 on Form 10SB filed May 2, 2007)
4.2	Bylaws (Incorporated by reference to the Registrant’s Form S-1/A filed on September 30, 2009)
4.3	2009 Incentive Stock Plan (Incorporated by reference to the Registrant’s Form 8-K filed on July 31, 2009)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
23.1	Consent of J.H. Cohn LLP
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)